RLB Certified Public Accountant PLLC

6314 11th Avenue South - Gulfport, FL 33707-3002

Cell 727-452-4803 Email robin@rlbcpa.biz

Consent of Independent Registered Public Accounting Firm

I consent only to the inclusion in Form 10-Q for the period ending June 30, 2014, the condensed financial statements of Z Holdings Group, Inc. for the quarter ending June 30, 2014.

RLB Certified Public Accountant PLLC

Gulfport, Florida

July 11, 2014